UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.1)*

                            Northwestern Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    668074305
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 September 11, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ] Rule 13d-1(b)

                  [X] Rule 13d-1(c)

                  [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                          Page 2 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro Fund LP
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -33,082-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -33,082-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -33,082-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)                                          [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.2% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
--------------------------------------------------------------------------------
* Solely in its capacity as a member of Drawbridge Global Macro Master Fund Ltd.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                          Page 3 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro GP LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -33,082-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -33,082-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -33,082-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)                                          [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.1% (based on 35,494,948 shares of common stock outstanding as of
         July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the general partner of Drawbridge Global Macro Fund LP.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                          Page 4 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro Master Fund Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -385,576-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -385,576-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -385,576-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)                                          [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.1% (based on 35,494,948 shares of common stock outstanding as of
         July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the sole member of Drawbridge Global
  Opportunities LLC.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                          Page 5 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro Advisors LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -385,576-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -385,576-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -385,576-*
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)                                          [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.1% (based on 35,494,948 shares of common stock outstanding as of
         July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------

* Solely in its capacity as the investment advisor of Drawbridge Global Macro Master Fund Ltd., Drawbridge Global Macro Fund LP, and Drawbridge Global Macro Fund Ltd.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                          Page 6 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro Fund Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -352,494-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -352,494-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -352,494-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)                                          [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.0% (based on 35,494,948 shares of common stock outstanding as of
         July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as a member of Drawbridge Global Macro Master Fund Ltd.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                          Page 7 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Opportunities LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -385,576-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -385,576-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -385,576-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)                                          [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.1% (based on 35,494,948 shares of common stock outstanding as of
         July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* As direct holder of the shares.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                          Page 8 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Special Opportunities Fund LP
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -695,365-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -695,365-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -695,365-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)                                          [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.0% (based on 35,494,948 shares of common stock outstanding as of
         July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
--------------------------------------------------------------------------------
* Solely in its capacity as the sole member of Drawbridge DSO Securities LLC.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                          Page 9 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge DSO Securities LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -695,365-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -695,365-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -695,365-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)                                          [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.0% (based on 35,494,948 shares of common stock outstanding as of
         July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* As direct holder of the shares.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 10 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Special Opportunities Fund Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -122,711-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -122,711-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -122,711-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)                                          [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.3% (based on 35,494,948 shares of common stock outstanding as of
         July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the sole member of Drawbridge OSO Securities LLC.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 11 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge OSO Securities LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -122,711-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -122,711-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -122,711-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)                                          [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.3% (based on 35,494,948 shares of common stock outstanding as of
         July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* As direct holder of the shares.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 12 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Special Opportunities GP LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -695,365-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -695,365-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -695,365-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)                                          [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.0% (based on 35,494,948 shares of common stock outstanding as of
         July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the general partner of Drawbridge Special Opportunities Fund LP.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 13 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Special Opportunities Advisors LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -818,076-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -818,076-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -818,076-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)                                          [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.3% (based on 35,494,948 shares of common stock outstanding as of
         July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* 695,365 shares solely in its capacity as the investment advisor of Drawbridge Special Opportunities Fund LP and 122,711 shares solely in its capacity as the investment advisor of Drawbridge Special Opportunities Fund Ltd.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 14 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Group LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -1,203,652-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -1,203,652-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,203,652-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)                                          [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.4% (based on 35,494,948 shares of common stock outstanding as of
         July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* 385,576 shares solely in its capacity as the sole managing member of Drawbridge Global Macro Advisors LLC and 818,076 shares solely in its capacity as the sole managing member of Drawbridge Special Opportunities Advisors LLC.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 15 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Holdings LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -1,203,652-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -1,203,652-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,203,652-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)                                          [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.4% (based on 35,494,948 shares of common stock outstanding as of
         July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the sole member of Fortress Investment Group LLC.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 16 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Principal Investment Holdings II LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -33,082-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -33,082-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -33,082-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)                                          [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.1% (based on 35,494,948 shares of common stock outstanding as of
         July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the managing member of Drawbridge Global Macro GP
  LLC.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 17 of 20 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Principal Investment Holdings IV LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -695,365-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -695,365-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -695,365-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)                                          [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.0% (based on 35,494,948 shares of common stock outstanding as of
         July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the managing member of Drawbridge Special Opportunities GP LLC.

     This Amendment No. 1 (this "Amendment") amends and supplements the
Schedule 13G filed on August 30, 2006 (the "Schedule 13G") by the Reporting Persons with respect to the shares of common stock, par value $0.01 per share (the "Common Stock"), of Northwestern Corporation, a Delaware corporation (the "Issuer"). Capitalized terms used in this Amendment without definition have the meanings assigned to such terms in the Schedule 13G.

Item 4.    Ownership.

     The percentages used in this Item 4 are calculated based upon 35,494,948 shares of Common Stock issued and outstanding as of July 28, 2006 as reported in the Issuer's Form 10-Q for the quarterly period ending June 30, 2006.

     A. Drawbridge Global Macro Fund LP
        (a) Amount beneficially owned: -33,082-
        (b) Percent of class: 0.1%
        (c) (i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: -33,082-
            (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: -33,082-

     B. Drawbridge Global Macro GP LLC
        (a) Amount beneficially owned: -33,082-
        (b) Percent of class: 0.1%
        (c) (i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: -33,082-
            (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: -33,082-

     C. Drawbridge Global Macro Master Fund Ltd.
        (a) Amount beneficially owned: -385,576-
        (b) Percent of class: 1.1%
        (c) (i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: -385,576-
            (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: -385,576-

     D. Drawbridge Global Macro Advisors LLC
        (a) Amount beneficially owned: -385,576-
        (b) Percent of class: 1.1%
        (c) (i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: -385,576-
            (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: -385,576-

     E. Drawbridge Global Macro Fund Ltd.

        (a) Amount beneficially owned: -352,494-
        (b) Percent of class: 1.0%
        (c) (i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: -352,494-
            (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: -352,494-

     F. Drawbridge Global Opportunities LLC
        (a) Amount beneficially owned: -385,576-
        (b) Percent of class: 1.1%
        (c) (i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: -385,576-
            (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: -385,576-

     G. Drawbridge Special Opportunities Fund LP
        (a) Amount beneficially owned: -695,365-
        (b) Percent of class: 2.0%
        (c) (i) Sole power to vote or direct the vote: -695,365-
            (ii) Shared power to vote or direct the vote: -0-
            (iii) Sole power to dispose or direct the disposition: -695,365-
            (iv) Shared power to dispose or direct the disposition: -0-

     H. Drawbridge DSO Securities LLC
        (a) Amount beneficially owned: -695,365-
        (b) Percent of class: 2.0%
        (c) (i) Sole power to vote or direct the vote: -695,365-
            (ii) Shared power to vote or direct the vote: -0-
            (iii) Sole power to dispose or direct the disposition: -695,365-
            (iv) Shared power to dispose or direct the disposition: -0-

     I. Drawbridge Special Opportunities Fund Ltd.
        (a) Amount beneficially owned: -122,711-
        (b) Percent of class: 0.3%
        (c) (i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: -122,711-
            (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: -122,711-

     J. Drawbridge OSO Securities LLC
        (a) Amount beneficially owned: -122,711-
        (b) Percent of class: 0.3%
        (c) (i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: -122,711-
            (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: -122,711-

     K. Drawbridge Special Opportunities GP LLC
        (a) Amount beneficially owned: -695,365-
        (b) Percent of class: 2.0%
        (c) (i) Sole power to vote or direct the vote: -695,365-
            (ii) Shared power to vote or direct the vote: -0-
            (iii) Sole power to dispose or direct the disposition: -695,365-
            (iv) Shared power to dispose or direct the disposition: -0-

     L. Drawbridge Special Opportunities Advisors LLC
        (a) Amount beneficially owned: -818,076-
        (b) Percent of class: 2.3%
        (c) (i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: -818,076-
            (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: -818,076-

     M. Fortress Investment Group LLC
        (a) Amount beneficially owned: -1,203,652-
        (b) Percent of class: 3.4%
        (c) (i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: -1,203,652-
            (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: -1,203,652-

     N. Fortress Investment Holdings LLC
        (a) Amount beneficially owned: -1,203,652-
        (b) Percent of class: 3.4%
        (c) (i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: -1,203,652-
            (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: -1,203,652-

     O. Fortress Principal Investment Holdings II LLC
        (a) Amount beneficially owned: -33,082-
        (b) Percent of class: 0.1%
        (c) (i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: -33,082-
            (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: -33,082-

     P. Fortress Principal Investment Holdings IV LLC
        (a) Amount beneficially owned: -695,365-
        (b) Percent of class: 2.0%
        (c) (i) Sole power to vote or direct the vote: -695,365-
            (ii) Shared power to vote or direct the vote: -0-
            (iii) Sole power to dispose or direct the disposition: -695,365-
            (iv) Shared power to dispose or direct the disposition: -0-

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 13, 2006

                                         DRAWBRIDGE GLOBAL MACRO FUND LP

                                         By:  DRAWBRIDGE GLOBAL MACRO GP LLC
                                                  its general partner



                                         By: /s/ Kevin Treacy
                                             ---------------------------------
                                             Name:  Kevin Treacy
                                             Title: Chief Financial Officer




                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 13, 2006

                                         DRAWBRIDGE GLOBAL MACRO GP LLC





                                         By: /s/ Kevin Treacy
                                             ---------------------------------
                                             Name:  Kevin Treacy
                                             Title: Chief Financial Officer

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 13, 2006

                                         DRAWBRIDGE GLOBAL MACRO ADVISORS LLC




                                         By: /s/ Kevin Treacy
                                             ---------------------------------
                                             Name:  Kevin Treacy
                                             Title: Chief Financial Officer




                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 13, 2006

                                           DRAWBRIDGE GLOBAL MACRO FUND LTD



                                         By: /s/ Kevin Treacy
                                             ---------------------------------
                                             Name:  Kevin Treacy
                                             Title: Chief Financial Officer

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 13, 2006

                                         DRAWBRIDGE SPECIAL OPPORTUNITIES
                                         FUND LP

                                         By:  DRAWBRIDGE SPECIAL OPPORTUNITIES
                                                 GP LLC
                                                  its general partner



                                         By: /s/ Glenn Cummins
                                             ------------------------------
                                             Name:  Glenn Cummins
                                             Title: Chief Financial Officer


                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 13, 2006

                                         DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC



                                         By: /s/ Glenn Cummins
                                             ------------------------------
                                             Name:  Glenn Cummins
                                             Title: Chief Financial Officer

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 13, 2006

                                         DRAWBRIDGE SPECIAL OPPORTUNITIES
                                         ADVISORS LLC



                                         By: /s/ Glenn Cummins
                                             ------------------------------
                                             Name:  Glenn Cummins
                                             Title: Chief Financial Officer


                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 13, 2006

                                         DRAWBRIDGE GLOBAL MACRO MASTER
                                         UND LTD.



                                         By: /s/ Kevin Treacy
                                             ---------------------------------
                                             Name:  Kevin Treacy
                                             Title: Chief Financial Officer

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 13, 2006

                                         DRAWBRIDGE GLOBAL OPPORTUNITIES LLC




                                         By: /s/ Kevin Treacy
                                             ---------------------------------
                                             Name:  Kevin Treacy
                                             Title: Chief Financial Officer



                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 13, 2006

                                         DRAWBRIDGE SPECIAL OPPORTUNITIES
                                         FUND LTD.




                                         By: /s/ Glenn Cummins
                                             ------------------------------
                                             Name:  Glenn Cummins
                                             Title: Chief Financial Officer

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 13, 2006

                                         DRAWBRIDGE OSO SECURITIES LLC




                                         By: /s/ Glenn Cummins
                                             ------------------------------
                                             Name:  Glenn Cummins
                                             Title: Chief Financial Officer



                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 13, 2006

                                         DRAWBRIDGE DSO SECURITIES LLC




                                         By: /s/ Glenn Cummins
                                             ------------------------------
                                             Name:  Glenn Cummins
                                             Title: Chief Financial Officer

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 13, 2006

                                         FORTRESS INVESTMENT GROUP LLC



                                         By: /s/ Peter L. Briger
                                             --------------------------------
                                             Name:  Peter L. Briger
                                             Title: Authorized Person


                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 13, 2006

                                         FORTRESS INVESTMENT HOLDINGS LLC




                                         By: /s/ Peter L. Briger
                                             --------------------------------
                                             Name:  Peter L. Briger
                                             Title: Authorized Person

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 13, 2006

                                         FORTRESS PRINCIPAL INVESTMENT
                                         HOLDINGS II LLC




                                         By: /s/ Peter L. Briger
                                             --------------------------------
                                             Name:  Peter L. Briger
                                             Title: Authorized Person



                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 13, 2006

                                         FORTRESS PRINCIPAL INVESTMENT
                                         HOLDINGS IV LLC




                                         By: /s/ Peter L. Briger
                                             --------------------------------
                                             Name:  Peter L. Briger
                                             Title: Authorized Person